                                                                    Exhibit 23.1



                           INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Cubist Pharmaceuticals Inc.
(formerly TerraGen Discovery Inc.)


We consent to the incorporation by reference in the registration statements (Nos. 333-64943, 333-90137, 333-96365 and 333-32186) on Form S-3
and (Nos. 333-49522, 333-32178, 333-65385, 333-65383 and 333-25707) on Form
S-8 of Cubist Pharmaceuticals, Inc. (the "Company") of our report dated April 3, 2000, except as to note 1 which is as of December 7, 2000 and note 13 which is as of October 23, 2000 with respect to the consolidated balance sheets of Cubist Pharmaceuticals, Inc. (formerly TerraGen Discovery Inc.) as of December 31, 1999 and 1998, and the consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K of Cubist Pharmaceuticals, Inc.

Our report is dated April 3, 2000, except as to note 1 which is as of December 7, 2000 and note 13 which is as of October 23, 2000 and refers to the acquisition of Cubist Pharmaceuticals Inc. (formerly TerraGen Discovery Inc.) by Cubist Pharmaceuticals, Inc., a United States incorporated public company. Our report contains an explanatory paragraph that states that Cubist Pharmaceuticals Inc. (formerly TerraGen Discovery Inc.) has suffered recurring losses from operations and negative cash flows, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


Chartered Accountants

/s/ KPMG LLP

Vancouver, Canada
January 8, 2001